Exhibit 4.13
EXECUTION COPY
     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of August 1, 2005 (this “Supplemental Indenture”), is by and among Rogers Wireless Inc., a corporation organized under the Canada Business Corporations Act (hereinafter called “Rogers Wireless”), Rogers Wireless Partnership, a general partnership organized under the laws of the Province of Ontario and a wholly-owned Subsidiary of Rogers Wireless (hereinafter called “RWP”), JPMorgan Chase Bank, N.A. (formerly Chemical Bank), a national banking association organized under the laws of the United States, as U.S. trustee (hereinafter called the “U.S. Trustee”) and CIBC Mellon Trust Company (formerly The R-M Trust Company), a trust company existing under the laws of Canada, as Canadian trustee (hereinafter called the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustee” or “Trustees”).
W I T N E S S E T H
          WHEREAS, Rogers Wireless and the Trustees are parties to an indenture dated as of May 30, 1996 (the “Indenture”), pursuant to which Rogers Wireless’ outstanding 9.75% Senior Secured Debentures due 2016 are issued, which constitute “Securities” as that term is defined in the Indenture;
          WHEREAS, in connection with a corporate restructuring, Rogers Wireless intends to transfer certain of its properties, assets and liabilities constituting its assets substantially as an entirety to RWP (the “Transfer”);
          WHEREAS, pursuant to Section 801(a) of the Indenture, in connection with the Transfer, RWP is required to execute and deliver to the Trustees a supplemental indenture assuming all of the obligations of the Company under the Securities, the Indenture and prior to the Release Date, the Collateral Documents;
          WHEREAS, Section 802 of the Indenture provides that upon the transfer of the properties and assets of the Company substantially as an entirety in accordance with Section 801 of the Indenture, (i) the successor Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company in the Indenture and (ii) except in the case of a lease, the Company shall be discharged from all obligations and covenants under the Indenture and the Securities;
          WHEREAS, Rogers Wireless, RWP and the Trustees desire that, following the Transfer, (i) Rogers Wireless shall not be discharged from its obligations and covenants under the Indenture and the Securities, but shall continue as the Company for all purposes of the Indenture and the Securities; (ii) RWP shall assume, as a co-obligor on a joint and several basis with Rogers Wireless, all of the Company’s obligations under the Securities, the Indenture and the Collateral Documents; and (iii) to the extent provided herein, each of Rogers Wireless and RWP shall be the Company for purposes of the Indenture as if each of them had been named as the Company therein;

          WHEREAS, Section 901 of the Indenture provides that without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, to, among other things, evidence the assumption by any successor Person of the covenants of the Company in the Indenture, the Securities and the Collateral Documents, as the case may be, or, to make any other change that does not adversely affect the rights of any Holder; and
          WHEREAS, Rogers Wireless and RWP have complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture.
          NOW, THEREFORE, for and in consideration of the foregoing premises, Rogers Wireless, RWP and the Trustees hereby agree for the equal and ratable benefit of the Holders as follows:
          1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
          2. Assumption by RWP. RWP hereby assumes, as a co-obligor on a joint and several basis with Rogers Wireless, all obligations and covenants of the Company under the Indenture, the Securities and the Collateral Documents, including without limitation obligations for the due and punctual payment of the principal of, premium, if any, and interest on all Securities issued or to be issued pursuant to the Indenture and the performance or observance of each other obligation and covenant set forth in the Indenture to be performed or observed on the part of the Company.
          3. Rogers Wireless not Discharged. Notwithstanding Section 802 of the Indenture, following the Transfer, Rogers Wireless shall not be discharged from its obligations and covenants under the Indenture and the Securities.
          4. References to the “Company” in the Indenture. Following the Transfer, all references to the “Company” in the Indenture shall be deemed to be references to each of Rogers Wireless and RWP, as co-obligors on a joint and several basis; provided, that (i) with respect to any matter to be determined on a Consolidated basis for the Company and its Restricted Subsidiaries, such matter shall be determined for Rogers Wireless and its Restricted Subsidiaries, treating RWP for such purposes as a Restricted Subsidiary; (ii) where the context requires that a reference to the “Company” refer to a single entity only, such reference shall be deemed to be to Rogers Wireless only; and (iii) all references to the board of directors or any officer of the “Company” shall be deemed to be references to the board of directors or such officer of Rogers Wireless.
          5. Notices. (a) Section 106(c) of the Indenture is hereby amended and restated in its entirety as follows:
     (c) Rogers Wireless Inc. or Rogers Wireless Partnership by either Trustee or any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered in writing to Rogers Wireless Inc. or Rogers Wireless Partnership, as the case may be, to 333 Bloor Street East, 10th Floor, Toronto, Ontario, Canada, M4W 1G9, Attention: Vice-President, Treasurer, fax: 416-935-3598, with a copy to the Vice-President, General Counsel and Secretary, fax: 416-935-3548, or, in either case, at any other address previously furnished in writing to the Trustees by Rogers Wireless Inc. or Rogers Wireless Partnership.
          (b) At the date of execution of this Supplemental Indenture, the Corporate Trust Office of the U.S. Trustee is located at 4 New York Plaza, 15th Floor, New York, New York 10004, and the Corporate Trust Office of the Canadian Trustee is located at 320 Bay Street, Toronto, Ontario, M5H 4A6, for delivery and mail.
          6. Trustee’s Acceptance. The Trustees hereby accept this Supplemental Indenture and agree to perform the same under the terms and conditions set forth in the Indenture.
          7. Responsibility of Trustees. The recitals contained herein shall be taken as the statements of Rogers Wireless and RWP, and neither Trustee assumes any responsibility for the correctness of such recitals. Neither Trustee makes any representation as to the validity or sufficiency of this Supplemental Indenture.
          8. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by Rogers Wireless, RWP and the Trustees, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.
          9. Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all other provisions in the Indenture and the Securities, to the extent not inconsistent with the terms and provisions of this Supplemental Indenture, shall remain in full force and effect.
          10. Incorporation of Indenture. All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.
          11. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
          12. Effect of Headings. The headings of this Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.
          13. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any mandatory requirement of Trust Indenture Legislation, such mandatory requirement shall prevail. For greater certainty, if and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by Sections 310 to 318, inclusive, of the Trust Indenture Act, or conflicts with any provision (an “incorporated provision”) required by or deemed to be included in the Indenture by operation of such Trust Indenture Act sections, such imposed duties or incorporated provision shall control.
          14. Successors. All covenants and agreements in this Supplemental Indenture by RWP and Rogers Wireless shall be binding upon and accrue to the benefit of their respective successors. All covenants and agreements in this Supplemental Indenture by the Trustees shall be binding upon and accrue to the benefit of their respective successors.
          15. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture, the Indenture or the Securities.
          16. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, SHALL GOVERN THIS SUPPLEMENTAL INDENTURE.
* * *

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ROGERS WIRELESS INC.,

By:	/s/ Alan D. Horn Name: Alan D. Horn
Title: Vice President

By:	/s/ M. Lorraine Daly Name: M. Lorraine Daly
Title: Vice President, Treasurer

ROGERS WIRELESS PARTNERSHIP,
by its partners,

Rogers Wireless Inc.

By:	/s/ Alan D. Horn Name: Alan D. Horn
Title: Vice President

By:	/s/ M. Lorraine Daly Name: M. Lorraine Daly
Title: Vice President, Treasurer

Fido Solutions Inc.

By:	/s/ Alan D. Horn Name: Alan D. Horn
Title: Vice President

By:	/s/ M. Lorraine Daly Name: M. Lorraine Daly
Title: Vice President, Treasurer

JPMORGAN CHASE BANK, N.A.,
as U.S. Trustee,

By:	/s/ L. O’Brien Name: L. O’Brien
Title: Vice President

CIBC MELLON TRUST COMPANY,
as Canadian Trustee,

By:	/s/ Geralyn Krowles Name: Geralyn Krowles
Title: Account Manager

By:	/s/ Charndeep Minhas Name: Charndeep Minhas
Title: Associate Manager